SUPPLEMENT TO

SUB-ADVISORY AGREEMENT

PIMCO EQUITY SERIES

650 Newport Center Drive

Newport Beach, California 92660

November 4, 2019

Parametric Portfolio Associates LLC

Attn: Legal and Compliance Department

800 Fifth Avenue, Suite 2800

Seattle, WA 98104

RE: PIMCO RAFI ESG U.S. ETF (the “Fund”)

Dear Sirs and Madams:

This will confirm the agreement between the undersigned and you as follows:

1.        As provided in the Sub-Advisory Agreement between Parametric Portfolio Associates LLC (the “Sub-Adviser”) and Pacific Investment Management Company LLC, a Delaware limited liability company (the “Adviser”), dated June 16, 2017 (the “Agreement”), the parties may supplement the Agreement to add additional series of PIMCO Equity Series (the “Trust”).

2.        As provided in the Agreement, the Adviser hereby appoints the Sub-Adviser to provide investment advisory services in connection with the Fund and the Sub-Adviser hereby accepts such appointment and agrees to render the services set forth in the Agreement, the terms and conditions of which being hereby incorporated herein by reference, as supplemented by this Supplement. The term “Fund” as used in the Agreement shall, for purposes of this Supplement, pertain to the Fund, as appropriate.

3.        Exhibit A of the Agreement is replaced with the new Exhibit A attached hereto.

4.        This Supplement and the Agreement shall become effective with respect to the Fund on November 4, 2019 and shall continue in effect with respect to the Fund for a period of more than two years from that date only so long as the continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Fund or by the Trust’s Board of Trustees; and (ii) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust’s Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party. This Supplement and the Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act). This Supplement and the Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by: (i) a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund; (ii) a vote of a majority of the Trust’s entire Board of Trustees on sixty (60) days’ written notice to the Sub-Adviser; (iii) the Adviser on sixty (60) days’ written notice to the Sub-Adviser; or (iv) the Sub-Adviser on sixty (60) days’ written notice to the Trust.

(The remainder of this page has been left intentionally blank. The signature page follows.)

If the foregoing correctly sets forth the agreement between the Adviser and the Sub-Adviser, please so indicate by signing, dating and returning to the Adviser the enclosed copy hereof.

Very truly yours,

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Peter G. Strelow
Title:	Managing Director and Co-Chief Operating Officer

ACCEPTED:

PARAMETRIC PORTFOLIO ASSOCIATES LLC

By:

Title: